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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                         DATALOGIX INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   237923107
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2-95)

CUSIP NO. 237923107                       SCHEDULE 13G
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MAYFIELD VI, INVESTMENT PARTNERS, a California Limited Partnership 94-3060511
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ ]
                                                                    (B)   [x]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    N/A - SEE ITEM 5
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     N/A - SEE ITEM 5
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A - SEE ITEM 5
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A - SEE ITEM 5
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A - SEE ITEM 5
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A - SEE ITEM 5
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 237923107                       SCHEDULE 13G
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MAYFIELD ASSOCIATES FUND, a California Limited Partnership
          94-3062897
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ ]
                                                                    (B)   [x]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    N/A - SEE ITEM 5
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     N/A - SEE ITEM 5
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A - SEE ITEM 5
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A - SEE ITEM 5
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A - SEE ITEM 5
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A - SEE ITEM 5
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 237923107                       SCHEDULE 13G
         ---------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          KEVIN A. FONG
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ ]
                                                                    (B)   [x]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    N/A - SEE ITEM 5
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     N/A - SEE ITEM 5
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A - SEE ITEM 5
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A - SEE ITEM 5
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A - SEE ITEM 5
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A - SEE ITEM 5
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 237923107                       SCHEDULE 13G
         ---------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          WILLIAM D. UNGER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ ]
                                                                    (B)   [x]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    N/A - SEE ITEM 5
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     N/A - SEE ITEM 5
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   N/A - SEE ITEM 5
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A - SEE ITEM 5
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          N/A - SEE ITEM 5
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          N/A - SEE ITEM 5
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
         (a)     Name of Issuer:

                 DATALOGIX INTERNATIONAL, INC.,


         (b)     Address of Issuer's Principal Executive Offices:

                 100 Summit Lake Drive
                 Valhalla, NY 10595

ITEM 2.
         (a)     Name of Person(s) Filing:

                 MAYFIELD VI INVESTMENT PARTNERS, a California Limited
                   Partnership

                 MAYFIELD ASSOCIATES Fund, a California Limited Partnership
                 KEVIN A. FONG                     WILLIAM D. UNGER


         (b)     Address of Principal Office:

                 The entities and individuals listed in Item 2(a) share the following business address:

                 The Mayfield Fund
                 2800 Sand Hill Road
                 Menlo Park, CA 94025

         (c)     Citizenship:

                 The entities listed in Item 2(a) are California Limited Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

         (d)     Title of Class of Securities:

                 COMMON STOCK

         (e)     CUSIP Number:  237923107





ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

         (a)     [ ]      Broker or Dealer registered under Section 15 of the
                          Act

         (b)     [ ]      Bank as defined in section 3(a)(6) of the Act

         (c)     [ ]      Insurance Company as defined in section 3(a)(19) of
                          the Act

         (d)     [ ]      Investment Company registered under section 8 of the
                          Investment Company Act

         (e)     [ ]      Investment Adviser registered under section 203 of
                          the Investment Advisers Act of 1940

         (f)     [ ]      Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund, see Section
                          240.13d-1(b)(1)(ii)(F)

         (g)     [ ]      Parent Holding Company, in accordance with Section
                          240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)     [ ]      Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(H)



                          N/A


ITEM 4.  OWNERSHIP

         The information regarding ownership as set forth in Items 5-9 of Pages 2-5 hereto, is hereby incorporated by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [x]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 14, 1997
                                          -------------------------------------
                                                           Date


                             MAYFIELD VI INVESTMENT PARTNERS,
                             A California Limited Partnership

                             By:      /s/ George A. Pavlov
                                      -----------------------------------------
                                          George A. Pavlov, Authorized Signatory


                             MAYFIELD ASSOCIATES FUND,
                             A California Limited Partnership

                             By:      /s/ George A. Pavlov
                                      -----------------------------------------
                                      George A. Pavlov, Authorized Signatory


                             KEVIN A. FONG

                             By:      /s/ George A. Pavlov
                                      -----------------------------------------
                                          George A. Pavlov, Attorney In Fact

                             WILLIAM D. UNGER

                             By:      /s/ George A. Pavlov
                                      -----------------------------------------
                                          George A. Pavlov, Attorney In Fact











EXHIBITS


A-Statement Appointing Designated Filer and Authorized Signatory

                                   EXHIBIT A

         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Entity (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates GEORGE
A. PAVLOV   (the "Authorized Signatory") to execute and file on behalf of such
Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

         The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

Date: February 10, 1997         MAYFIELD IV,
                                a California Limited Partnership

                                By:    /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory


Date: February 10, 1997         MAYFIELD V,
                                a California Limited Partnership

                                By:    /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory

Date: February 10, 1997         MAYFIELD VI INVESTMENT PARTNERS,
                                a California Limited Partnership

                                By:     Mayfield VI Management Partners,
                                        a California Limited Partnership,
                                        Its General Partner


                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory


Date: February 10, 1997         MAYFIELD VI MANAGEMENT PARTNERS,
                                a California Limited Partnership


                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory


Date: February 10, 1997               MAYFIELD VII
                                      a California Limited Partnership

                                      By:     Mayfield VII Management Partners,
                                              a California Limited Partnership,
                                              Its General Partner


                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory


Date: February 10, 1997         MAYFIELD VII MANAGEMENT PARTNERS,
                                a California Limited Partnership



                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory

Date: February 10, 1997         MAYFIELD VIII,
                                a California Limited Partnership

                                By:   Mayfield VIII Management, L.L.C.,
                                      Its General Partner


                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory


Date: February 10, 1997         MAYFIELD VIII MANAGEMENT, L.L.C.,
                                a Delaware Limited Liability Company



                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory


Date: February 10, 1997         MAYFIELD SOFTWARE PARTNERS,
                                a California Partnership

                                By:   Mayfield VI Investment Partners,
                                      a California Limited Partnership,
                                      Its General Partner

                                By:   Mayfield VI Management Partners,
                                      a California Limited Partnership,
                                      Its General Partner


                                By:    /s/ George A. Pavlov
                                      -----------------------------------------
                                       Authorized Signatory

Date: February 10, 1997          MAYFIELD SOFTWARE TECHNOLOGY
                                 PARTNERS,
                                 a California Partnership

                                By:     Mayfield VI Investment Partners,
                                        a California Limited Partnership,
                                        Its General Partner

                                By:     Mayfield VI Management Partners,
                                        a California Limited Partnership,
                                        Its General Partner


                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory


Date: February 10, 1997         MAYFIELD MEDICAL PARTNERS,
                                a California Partnership

                                By:   Mayfield VI Investment Partners,
                                      a California Limited Partnership,
                                      Its General Partner

                                By:   Mayfield VI Management Partners,
                                      a California limited partnership,
                                      Its General Partner


                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory

Date: February 10, 1997         MAYFIELD MEDICAL PARTNERS 1992,
                                a California Partnership

                                By:   Mayfield VII,
                                      a California Limited Partnership,
                                      Its General Partner

                                By:   Mayfield VII Management Partners,
                                      a California limited partnership,
                                      Its General Partner


                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory


Date: February 10, 1997         MAYFIELD ASSOCIATES FUND,
                                a California Limited Partnership



                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory




Date: February 10, 1997         MAYFIELD ASSOCIATES FUND II,
                                a California Limited Partnership



                                By:   /s/ George A. Pavlov
                                      -----------------------------------------
                                      Authorized Signatory

Date: February 10, 1997               /s/ Yogen K. Dalal
                                      -----------------------------------------
                                      YOGEN K. DALAL


Date: February 10, 1997               /s/ Kevin A. Fong
                                      -----------------------------------------
                                      KEVIN A. FONG


Date: February 10, 1997               /s/ A. Grant Heidrich, III
                                      -----------------------------------------
                                      A. GRANT HEIDRICH III


Date: February 10, 1997               /s/ Russell C. Hirsch
                                      -----------------------------------------
                                      RUSSELL C. HIRSCH


Date: February 10, 1997               /s/ Wende S. Hutton
                                      -----------------------------------------
                                      WENDE S. HUTTON


Date: February 10, 1997               /s/ Michael J. Levinthal
                                      -----------------------------------------
                                      MICHAEL J. LEVINTHAL


Date: February 10, 1997               /s/ F. Gibson Myers, Jr.
                                      -----------------------------------------
                                      F. GIBSON MYERS, JR.


Date: February 10, 1997                /s/ William D. Unger
                                      -----------------------------------------
                                      WILLIAM D. UNGER


Date: February 10, 1997               /s/ Wendell G. Van Auken, III
                                      -----------------------------------------
                                      WENDELL G. VAN AUKEN III

                                   EXHIBIT A
                              TO EXHIBIT A OF 13G

 COLUMN I                                              COLUMN II            PERSONS/ENTITIES ON WHOSE BEHALF
 --------                                              ---------            --------------------------------
 PUBLICLY TRADED COMPANY                               DESIGNATED FILER     THE DESIGNATED FILER MAY ACT
 -----------------------                               ----------------     ----------------------------
 ADVENT SOFTWARE, INC.                                 MAYFIELD VII         MAYFIELD VII MANAGEMENT PARTNERS,
                                                                            MAYFIELD ASSOCIATES FUND II,
                                                                            YKD, FGM, KAF, WDU, WVA, MJL, AGH

 BROADVISION, INC.                                     MAYFIELD VII         MAYFIELD VII MANAGEMENT PARTNERS,
                                                                            MAYFIELD ASSOCIATES FUND II,
                                                                            YKD, KAF, MJL
 DIGITAL GENERATION SYSTEMS, INC.                      MAYFIELD VII         MAYFIELD VII MANAGEMENT PARTNERS,
                                                                            MAYFIELD ASSOCIATES FUND II,
                                                                            YKD, KAF, WDU, WVA, MJL, AGH

 DIGITAL SYSTEMS INTERNATIONAL, INC.                   MAYFIELD VI          MAYFIELD VI MANAGEMENT PARTNERS,
                                                       INVESTMENT           MAYFIELD VII,
                                                       PARTNERS             MAYFIELD ASSOCIATES FUND,
                                                                            MAYFIELD ASSOCIATES FUND II

 GYNECARE, INC.                                        MAYFIELD VII         MAYFIELD VII MANAGEMENT PARTNERS,
                                                                            MAYFIELD ASSOCIATES FUND II,
                                                                            YKD, FGM, KAF, WDU, MJL, AGH, WSH

 HEARTSTREAM, INC.                                     MAYFIELD VII         MAYFIELD VII MANAGEMENT PARTNERS,
                                                                            MAYFIELD ASSOCIATES FUND II,
                                                                            YKD, FGM, KAF, WDU, WVA, MJL, AGH, WSH
 INCONTROL, INC.                                       MAYFIELD VI          MAYFIELD VI MANAGEMENT PARTNERS,
                                                       INVESTMENT           MAYFIELD MEDICAL PARTNERS,
                                                       PARTNERS             YKD, FGM, KAF, WDU, WVA, MJL, AGH

 MILLENNIUM PHARMACEUTICALS, INC.                      MAYFIELD VII         MAYFIELD VII MANAGEMENT PARTNERS,
                                                                            MAYFIELD ASSOCIATES FUND II,
                                                                            MAYFIELD MEDICAL PARTNERS 1992,
                                                                            YKD, FGM, KAF, WDU, WVA, MJL, AGH

 PRISM SOLUTIONS, INC.                                 MAYFIELD VI          MAYFIELD VI MANAGEMENT PARTNERS,
                                                       INVESTMENT           MAYFIELD ASSOCIATES FUND,
                                                       PARTNERS             MAYFIELD SOFTWARE TECHNOLOGY PARTNERS,
                                                                            YKD, FGM, KAF, WDU, WVA, MJL

 SPECTRALINK CORPORATION                               MAYFIELD VI          MAYFIELD VI MANAGEMENT PARTNERS,
                                                       INVESTMENT           MAYFIELD ASSOCIATES FUND,
                                                       PARTNERS             YKD

 ADEPT TECHNOLOGY, INC.                                MAYFIELD V           MAYFIELD IV, AGH,WVA,WDU
 ARBOR SOFTWARE, INC.                                  MAYFIELD VI          MAYFIELD ASSOCIATES FUND,
                                                       INVESTMENT           FGM, KAF, WDU
                                                       PARTNERS

 CELERITEK                                             MAYFIELD V           MAYFIELD V

 CITRIX SYSTEMS, INC.                                  MAYFIELD VI          MAYFIELD ASSOCIATES FUND,
                                                       INVESTMENT           FGM, KAF, WVA, WDU
                                                       PARTNERS

 DATALOGIX CORPORATION                                 MAYFIELD VI          MAYFIELD ASSOCIATES FUND,
                                                       INVESTMENT           KAF, WDU
                                                       PARTNERS

 INSITE VISION, INC.                                   MAYFIELD V           WDU

 PHARMACYCLICS, INC.                                   MAYFIELD VII         MAYFIELD ASSOCIATES FUND II

 PURE SOFTWARE, INC.                                   MAYFIELD VI          MAYFIELD SOFTWARE PARTNERS,
                                                       INVESTMENT           MAYFIELD ASSOCIATES FUND,
                                                       PARTNERS             MAYFIELD ASSOCIATES FUND II,
                                                                            AGH

 SANDISK CORPORATION                                   MAYFIELD VI          MAYFIELD ASSOCIATES FUND,
                                                       INVESTMENT           FGM, KAF, WDU
                                                       PARTNERS

 THE VANTIVE CORPORATION                               MAYFIELD VI          MAYFIELD ASSOCIATES FUND
                                                       INVESTMENT           FGM, KAF, WVA, WDU
                                                       PARTNERS

 VISIONEER, INC.                                       MAYFIELD VII         MAYFIELD ASSOCIATES FUND II,
                                                                            MAYFIELD SOFTWARE PARTNERS,
                                                                            YKD, FGM, KAF, WVA, WDU

 VIVUS, INC.                                           MAYFIELD VI          MAYFIELD VII,
                                                       INVESTMENT           MAYFIELD ASSOCIATES FUND,
                                                       PARTNERS             MAYFIELD ASSOCIATES FUND II,
                                                                            YKD, FGM, KAF, WDU, WVA, MJL, AGH



YKD= Yogen K. Dalal          FGM= F. Gibson Myers, Jr.       KAF= Kevin A. Fong
WDU= William D. Unger        WVA= Wendell G. Van Auken III   MJL= Michael J. Levinthal
AGH= A. Grant Heidrich III   WSH= Wende S. Hutton
